Exhibit 99.2

North Pittsburgh Systems, Inc.

Named Executive Officers Annual Base Salary Schedule

(Effective January 1, 2006)

Name	Principal Position	Annual Base Salary
Harry R. Brown	President and Chief Executive Officer	$298,500

Allen P. Kimble	Senior Vice President and Chief Financial and Accounting Officer	$246,400

N. William Barthlow	Vice President and Secretary	$221,900

Frank A. Macefe	Vice President	$221,900

Albert W. Weigand	Vice President	$207,555